TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is entered into as of August 18, 2025 (the “Effective Date”), by and between Andrea Young, an individual (“Employee”), on the one hand, and Club Demonstration Services, Inc., a Connecticut corporation (the “Company"), on the other hand.

WHEREAS, the Company desires to continue to employ Employee, and Employee desires to continue employment with the Company, through the end of the Term (as defined below), pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the promises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1.
No Conflicts. The Employee represents that: (a) the Employee is entering into this Agreement voluntarily and that the Employee’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by the Employee of any agreement to which the Employee is a party or by which the Employee may be bound (including, without limitation, any non-competition, non-solicitation, confidentiality or proprietary non-disclosure, or other similar covenant or agreement Employee entered into with the Company); (b) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Employee, enforceable in accordance with its terms; and (c) the Employee does not have any interest in any intangible asset including, without limitation, intellectual property, goodwill, trade secrets, and/or general know-how, used in, or useful to the Company's business.

2.
Term of Employment; Term Expiration. Subject to earlier termination as set forth herein, the term of Employee’s employment under this Agreement from the Effective Date through August 15, 2026 is referred to herein as the “Term.” The actual date of the Employee’s termination of employment pursuant to the terms of this Agreement for any reason (including expiration of the Term) shall be referred to herein as the “Transition Date.”

3.
Employment Duties. During the Term, Employee shall perform such duties consistent with the responsibilities reasonably assigned to Employee by the person to whom Employee reports, including traveling for client events and/or legal proceedings. During the Term, Employee will use best efforts to advance the business interests of, the Company and its affiliates. Company and Employee agree that Employee shall work on a reduced schedule throughout the Term. This includes, but is not limited to, the following duties: strategic advice, relationship management and general advisory services.

4.
Compensation; Reimbursement. During the Term, the Company shall pay or provide to the Employee, in full satisfaction for the Employee’s services provided hereunder, the following:
4.1
Base Salary; Severance Compensation. During the Term, the Company shall continue to pay Employee a base salary of $60,000, less such amounts as may be required to be withheld by applicable federal, state and local laws and regulations or otherwise elected by the Employee to be withheld (the “Payroll Policies”). Employee will not be eligible for a “merit increase” or “salary adjustment” during the Term. Following the Transition Date, and provided Employee signs and does not revoke this Agreement and signs on or around August 16, 2026 and does not revoke the General Release Agreement, which will be substantially in the form attached hereto as Exhibit A (with such modifications as reasonably requested by the Company (the “General Release”)), and does not breach either this Agreement (including, without limitation, any Restrictive Covenant (as defined below) or the General Release, Employee will be paid as severance compensation $525,000 during the period from

August 16, 2026 to August 15, 2027, less such amounts as may be required to be withheld by Payroll Policies (“Severance Compensation”). The Severance Compensation will be paid in monthly installments of $43,750 less such amounts as may be required to be withheld by Payroll Policies with the first payment occurring promptly following any revocation period provided for in the executed General Release. The Severance Compensation will be paid out to Employee or Employee’s estate, in the event that Employee (i) dies prior to her execution of the General Release, or (ii) becomes permanently mentally disabled and is not legally competent to execute the General Release.

4.2
Paid Time Off: During the Term, Employee shall be entitled to take paid vacation on an as needed basis, subject to the approval of the person to whom Employee reports, so long as Employee’s absence from work does not interfere with the performance of Employee’s job duties and the interests of the Company. Notwithstanding this provision, during the Term, Employee shall be eligible for sick time in accordance with the Company's sick time policy and entitled to any leave of absence for which Employee would otherwise be eligible in accordance with Company policy or any applicable local, state or federal laws.

4.3
Equity. Employee’s outstanding equity awards in Advantage Solutions Inc. (the “Parent”) will be handled as set forth on Exhibit B (the “Equity Benefits”).

4.4
Benefits. During the Term, Employee shall be entitled to participate in all medical, dental, vision, life, disability and other benefits generally made available by the Company to employees at the executive vice president level pursuant to the terms of those plans; provided however, that the Company shall be entitled to amend, modify or terminate any employee benefit plans. Thereafter, then subject to Employee’s compliance with this Agreement, the execution of the General Release and provided that Employee promptly enrolls in COBRA after receiving her COBRA options, and provides notice to the Company of her enrollment in COBRA, then Company will pay for 18 months the employer portion and the administrative fee) of the monthly COBRA premium (at the same levels and costs in effect on the Transition Date). If Employee discontinues COBRA coverage, for any reason, then the Company may cease making these payments.

4.5
Expenses. During the Term, the Company will pay or reimburse Employee for ordinary and reasonable business-related expenses the Employee incurs in the performance of their duties upon presentation of appropriate documentation, subject to the Company’s expense reimbursement policies, which are subject to the review and approval of Company leadership.

4.6
Bonus. Employee acknowledges and agrees that she shall not be eligible to earn a bonus under the Company’s bonus plan in effect from time to time (including, for the avoidance of doubt, with respect to the Company and the Parent’s Fiscal Year 2025).

4.7
No Additional Compensation. Employee acknowledges and agrees that she is not entitled to any additional compensation under this or any other agreement with the Company.

5.
Termination. The following shall apply in the event Employee’s employment terminates during the Term at any time for any of the reasons set forth below:

5.1
Upon Death. If during the Term, the Employee dies, the Employee’s employment hereunder shall automatically terminate as of the close of business on the date of Employee’s death and the Employee’s heirs and estate shall receive the compensation from the Company, provided under this Agreement, the General Release, or otherwise in accordance with the terms hereof; including without limitation, that the parties agree and acknowledge that the equity grant documents provide for immediate vesting of unvested equity in the event of the death of the Employee.

5.2
For Cause. The Company may terminate Employee’s employment hereunder at any time, effective immediately, upon written notice to the Employee, for Cause (as defined below). Following termination of Employee’s employment by the Company for Cause, Employee shall have no further rights to any compensation or any other benefits with respect to Employee’s employment with the Company. The Company shall have “Cause” for termination of Employee’s employment if any of the following has occurred; provided, however, that the Company represents and warrants that it has no knowledge of any basis for Cause as of the Effective Date:

(a)
Employee’s dishonesty or gross negligence in the performance of Employee’s duties hereunder;

(b)
Employee’s willful or continued failure to perform Employee’s duties in all material respects, which failure, if curable in the reasonable determination of the Company, is not cured within ten (10) calendar days after a written notice specifying such failure is received by the Employee from the Company;

(c)
Employee’s intentional misconduct in connection with the performance of Employee’s duties, which misconduct, if curable in the reasonable determination of the Company, is not cured within ten (10) calendar days after a written notice specifying such misconduct is received by the Employee from the Company;

(d)
Employee’s conviction of, nolo contendere or guilty plea to, a crime that constitutes a felony, or a misdemeanor involving moral turpitude;

(e)
a material breach by Employee of this Agreement or any restrictive covenant(s) entered into by and between the Company and Employee (including, without limitation, any restrictive covenant agreement or confidentiality, property protection, non-competition and/or non-solicitation agreement executed by Employee, collectively, the “Restrictive Covenant(s)”);

(f)
following a reasonable investigation by the Company, the Company finds a violation by Employee of any material written policy of the Company, including, but not limited to, policies and procedures pertaining to harassment, discrimination, and drug and alcohol use; or

(g)
confirmed positive illegal drug test result for Employee, after Employee has been given a reasonable opportunity to present evidence refuting such result to the Company.

5.3
Termination Upon End of Term. The parties agree and acknowledge that (A) during the Term, the Company may not terminate Employee’s employment hereunder without Cause, and (B) Employee’s employment hereunder will terminate upon the expiration of the Term. If the Transition Date occurs as a result of the expiration of the Term, Employee shall receive the payments and benefits outlined in Section 4 subject to compliance with the terms and conditions set forth in Section 5.5 below.
5.4
Resignation for Any Reason. Employee may terminate Employee’s employment for any reason upon 2-weeks’ prior written notice to the Company, which notice period may be reduced by the Company upon receipt of such notice. Following a termination of Employee’s employment by Employee for any reason, Employee shall have no further rights to any compensation or any other benefits.

5.5
Release. Notwithstanding the foregoing, in order to be eligible for any of the payments under Section 4, Employee must (a) execute and deliver to the Company this Agreement; (b) execute and deliver, on or after August 16, 2026, the General Release; (c) not subsequently revoke this Agreement and/or the General Release; and (d) be and remain in compliance with the Employee’s obligations under this Agreement and the General Release. In the event that Employee breaches their obligations, any and all payments or benefits provided for in Section 4 shall cease immediately. The parties agree and acknowledge that the foregoing conditions in this Section 5.5 do not affect any equity vesting provided for in Section 5.1 if the Employee dies during the Term.

5.6
No Reduction of Severance. The amount of any severance payment or benefit shall not be reduced or offset by reason of any compensation earned by the Employee from a subsequent employer, and the Employee will not be under any obligation to seek other employment or to take any other actions to mitigate any severance payments or benefits amounts payable to the Employee.

5.7
Sole and Exclusive Remedy. It is further acknowledged and agreed by the parties that the actual damages to the Employee in the event of termination would be difficult if not impossible to ascertain, and, therefore, the salary and benefit continuation provisions set forth in this Section 4 shall be the Employee’s sole and exclusive remedy in the case of termination and shall, as liquidated damages or severance pay or both, be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which the Employee may have in the case of such termination.

5.8
Return of Property and Information. On or before the termination of Employee’s employment, or at any time upon demand of the Company, for whatever reason, Employee will return to the Company, all Company property, equipment, confidential information, records electronically stored data and other materials relating to Employee’s employment, including tools, documents, papers, computer software, and passwords and other identification materials. This obligation applies to all materials relating to the affairs of the Company or any of its customers, clients, vendors, or agents that may be in Employee’s possession or control.

6.
Non-Disparagement. Subject to Section 7 below, the Employee will not: (a) make any statement disparaging or criticizing the Company, or any products or services offered by the Company or any of its affiliates, or (b) make any other statement which would be reasonably expected to (i) impair the goodwill or reputation of the Company or (ii) impair the goodwill or reputation of any products or services offered by the Company or any of its affiliates. For the avoidance of doubt, the foregoing shall not prohibit the Employee during the Term from discharging their duties by providing constructive criticism to their peers and superiors within the Company concerning the Company’s products and services for the purpose of improving their quality and efficiency or from responding to a valid subpoena or other form of legal process. Notwithstanding the foregoing, nothing herein shall restrict the Employee from making truthful statements in response to a court order or lawful subpoena, to a governmental agency, or which by law cannot be subject to a non-disparagement covenant. Further, nothing herein shall prevent the Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful. The Company agrees that the Chief Legal Officer of the Parent will instruct the following individuals to refrain from any disparagement, defamation, libel or slander of Employee: David Peacock, Christopher Growe, Brian McRoskey, Dean General, Michael Taylor, George Johnson, Pamela-Morris Thornton, Francesco Tinto and Bryce Robinson.

7.
Whistleblower Protections and Trade Secrets; Other Protected Activity. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity (including but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the National Labor Relations Board or the U.S. Department of Justice) in accordance with the provisions of and rules promulgated under Section 2 of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Further, nothing herein will prevent the Employee from participating in activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Employee shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may provide the trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

8.
Cooperation. Employee agrees that, as requested by the Company, the Employee will fully cooperate with the Company or any affiliate in effecting a smooth transition of the Employee’s responsibilities to others and with respect to any current or future investigation or the defense or prosecution of any claims, proceedings, arbitrations or other actions. For example, as requested by the Company, the Employee will promptly and fully respond to all inquiries from the Company or any affiliate and its representatives relating to any lawsuit or arbitration and testify truthfully on behalf of the Company in connection with any such lawsuit or arbitration. The Employee further agrees that, as requested by the Company, the Employee will cooperate fully with the Company or its representatives in any investigation, proceeding, administrative review, or litigation pending or brought against the Company or any Released Party by any government agency or private party pertaining to matters occurring during the Employee’s employment with the Company or any Released Party. To the extent that the Employee incurs out-of-pocket expenses (such as travel expenses, postage costs or telephone charges) in assisting the Company or any affiliate at its request, the Company will mail the Employee a reimbursement check for those expenses within 15 days following its receipt of the Employee’s request for payment, which request shall include satisfactory written substantiation of the claimed expenses.

9.
General.

9.1
Governing Law; Arbitration. This Agreement shall be governed by the laws of the state in which the Employee resides at the time of signature, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be settled exclusively by arbitration, conducted before JAMS, under the JAMS Employment Rules then in place, before a single arbitrator that is mutually agreed-upon by the parties. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order back-pay, severance compensation, reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon. The arbitrator’s decision shall be final and binding. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Responsibility for bearing the cost of the arbitration shall be borne by the Company. Notwithstanding anything herein to the contrary, the Company or the Employee shall be entitled to bring an action for equitable relief, including injunctive relief and specific performance in any court of competent jurisdiction.

9.2
Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAYING THE

OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANYWAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

9.3
Amendment: Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance, unless otherwise stated herein. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

9.4
Successors and Assigns. This Agreement shall be binding upon the Employee, without regard to the duration of the Employee’s employment by the Company or reasons for the cessation of such employment, and inure to the benefit of the Employee’s administrators, executors, heirs and assigns, although the obligations of the Employee are personal and may be performed only by the Employee. The Company may assign this Agreement and its rights and interests, together with its obligations, hereunder (a) in connection with any sale, transfer or other disposition of all or substantially all of its assets or business(es), whether by merger, consolidation or otherwise; (b) to any wholly owned subsidiary of the Company; or (c) as collateral to one or more lenders of the Company or its subsidiaries or affiliates. This Agreement shall also be binding upon and inure to the benefit of the Employee, Company and its subsidiaries, successors and assigns, and the rights of the Company hereunder are enforceable by its subsidiaries or affiliates, which are the intended third party beneficiaries hereof and no other third party beneficiary is so otherwise intended.

9.5
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original. Any counterpart signature transmitted by facsimile or by sending a scanned copy by email or similar electronic transmission shall be deemed an original signature.

9.6
Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

9.7
Rules of Construction. Each of the parties acknowledges that it has been represented by (or has had the opportunity to be represented by) independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel (if the party has elected to obtain such advice). Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

9.8
Entire Agreement. This Agreement (together with the documents referred to herein, including without limitation the Restrictive Covenants and any documents evidencing such Restrictive Covenants) supersedes all prior agreements between the parties with respect to its subject matter, and is a complete and exclusive statement of the terms of the agreement between the parties with respect thereto.

9.9
Delivery by Facsimile or Email. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment or electronic signature tool such as Docusign, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties (with any costs associated with such request and delivery to be assumed by the requesting party). No party hereto shall raise the use of a facsimile machine or email or electronic signature tool such as Docusign to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email or electronic signature tool such as Docusign as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.
10.
Survival. The covenants, provisions, terms and conditions of Sections 6, 7, and 9 of this Agreement shall survive and continue in full force in accordance with their terms notwithstanding the termination of this Agreement and/or the termination of the Employee’s employment regardless of the circumstances of or reason for such termination.
11.
Release of Claims.
11.1
Except for the obligations arising out of this Agreement and any claims that cannot be waived as a matter of law, in consideration of this Agreement, Employee’s continued employment with the Company through the Transition Date, and the other good and valuable consideration provided to Employee pursuant hereto, Employee, for Employee and on behalf of each and all of Employee’s respective legal predecessors, successors, assigns, fiduciaries, heirs, parents, spouses, companies and affiliates (all referred to as the “Employee Releasors”) hereby irrevocably and unconditionally releases, and fully and forever discharges and absolves Company, Advantage Sales & Marketing, LLC, Karman Topco L.P., Parent and their respective parents, subsidiaries and affiliates (“Advantage Companies”) and each of their respective partners, officers, directors, managers, shareholders, members, agents, employees, heirs, divisions, attorneys, trustees, administrators, executors, representatives, predecessors, successors, assigns, related organizations and related employee benefit plans (collectively, the “Company Releasees”), of, from and for any and all claims, rights, causes of action, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, known or unknown, suspected or unsuspected, past, present, or future, that the Employee Releasors have ever had, may now have, or may later assert against the Company Releasees whether or not arising out of or related to Employee’s employment with Company (hereinafter referred to as “Employee’s Released Claims”), from the beginning of time up to and including the date Employee executes this Agreement, including without limitation, any claims, debts, obligations, and causes of action of any kind arising under any (i) contract including but not limited to any bonus or other compensation plan, (ii) any common law (including but not limited to any tort claims) or (iii) any federal, state or local statutory law including, without limitation, any law which prohibits discrimination or harassment on the basis of sex, race, national origin, veteran status, age, immigration or marital status, sexual orientation, disability, or on any other basis, including without limitation, those arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act (ADEA), the Worker Adjustment & Retraining Notification Act (the WARN Act), any state or local wage and hour laws (to the fullest extent permitted by law), and/or any state or local laws which prohibit discrimination or harassment of any kind, including, without limitation, the California Family Rights Act and the California Fair Employment and Housing Act; provided, however, that Employee’s release does not waive, release or otherwise discharge (i) any claim or cause of action that cannot legally be waived, including, but not limited to, any claim for workers’ compensation benefits and unemployment benefits, (ii) Employee’s interest as a stockholder of Parent; and (iii) any obligation of any Company Releasee to indemnify, defend and hold harmless Employee in her capacity as a current or former employee, officer or director of such Company Releasee. The Company represents that it has no current intention of bringing any claim against, nor does its Chief Financial Officer of such entity have any knowledge that would provide the basis for bringing any claim against, Employee and Employee’s estate and heirs.
11.2
Employee expressly waives the protection of Section 1542 of the Civil Code of the State of California and any analogous rule or principle of any other jurisdiction. Section 1542 provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

11.3
Employee represents and warrants that Employee has brought no complaint, claim, charge, action or proceeding against any of the Advantage Companies, in any jurisdiction or forum, nor will Employee, from the Effective Date forward, encourage any other person or persons in doing so. Employee covenants and agrees never to pursue any judicial proceedings against the Company Releasees asserting any of the Employee’s Released Claims and (notwithstanding the above representation and warranty) to dismiss forthwith any such proceedings initiated to date. Employee shall not bring any complaint, claim, charge, action or proceeding to challenge the validity of this Agreement or encourage any other person or persons in doing so. Notwithstanding the foregoing, nothing herein shall prevent Employee from filing or from cooperating in any charge filed with a governmental agency; however, Employee acknowledges and agrees that Employee waiving the right to any monetary recovery should any agency (such as the Equal Opportunity Commission or any similar state or local agency) pursue any claim for Employee’s benefit. Further, nothing herein shall prevent Employee from challenging the validity of the release of Employee’s claims, if any, under the Age Discrimination in Employment Act.
11.4
Except with respect to a breach of obligations arising out of this Agreement, if any, and to the fullest extent permitted by law, execution of this Agreement by the parties operates as a complete bar and defense against any and all of Employee’s Released Claims.

YOU MAY NOT MAKE ANY CHANGES TO THIS AGREEMENT. BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY. THE COMPANY ADVISES YOU TO DISCUSS THIS AGREEMENT WITH YOUR ATTORNEY. YOU HAVE 21 DAYS FOLLOWING THE DATE ON WHICH YOU RECEIVED THIS AGREEMENT TO CONSIDER IT AND DELIVER A SIGNED COPY OF IT TO CHIEF LEGAL OFFICER C/O ADVANTAGE SOLUTIONS AT 15310 BARRANCA PKWY #100, IRVINE, CA 92618, ALTHOUGH YOU ARE FREE TO SIGN AND DELIVER IT ANYTIME WITHIN THAT PERIOD. BY SIGNING IT, YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

YOU MAY RESCIND THIS AGREEMENT. TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE THAT YOU ARE RESCINDING TO CHIEF LEGAL OFFICER C/O ADVANTAGE SOLUTIONS AT 15310 BARRANCA PKWY #100, IRVINE, CA 92618 BEFORE 7 DAYS EXPIRE FROM THE TIME YOU SIGNED IT. IF YOU RESCIND THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE BENEFITS DESCRIBED IN IT THAT ARE CONTINGENT ON YOUR ENTERING INTO AND NOT RESCINDING THIS AGREEMENT.

EMPLOYEE:

Date: 8/18/2025_______ /s/ Andrea Young
Andrea Young

Club Demonstration Services, Inc.

Date: 8/19/2025_______ /s/ Pamela Morris-Thornton

Pamela Morris-Thornton

Chief Human Resources Officer